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                                                                   EXHIBIT 10.32

                FORM OF CHANGE IN CONTROL EMPLOYMENT AGREEMENT


     AGREEMENT by and between PathoGenesis Corporation, a Delaware corporation (the "Company"), and _______________________ ("Executive"), dated as of
_____________, _____ (the "Agreement Date").


                                   Recitals

     A. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined below) of the Company.

     B. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage Executive's full attention and dedication to the Company, and to provide Executive with compensation and benefits arrangements upon a Change in Control which (i) will satisfy Executive's compensation and benefits expectations and (ii) are competitive with those of other public corporations.


                                   Agreement

     In consideration of the mutual agreements contained herein, the Company and Executive hereby agree as follows:

     1. Certain Definitions. The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms):

     "Accrued Annual Bonus" means the amount of any Annual Bonus of Executive accrued but not yet paid with respect to each fiscal year of the Company ended prior to the Date of Termination.

     "Accrued Base Salary" means the amount of any Annual Base Salary of Executive accrued but not yet paid as of the Date of Termination.

     "Accrued Obligations" -- see Section 4(a)(i)(A).

     "Affiliated Company" means a corporation, limited liability company, partnership or other business entity controlled by, controlling or under common control with the Company.

     "Agreement Term" means the period commencing on the Agreement Date and ending on the third anniversary of such date or, if later, such later date to which the Agreement Term is extended pursuant to the following sentence. On each day after the second anniversary of the Agreement Date, the Agreement Term shall be automatically extended by one day to create a new one-year term until, at any time on or after the second anniversary of the Agreement Date, the Company delivers a written notice (an "Expiration Notice") to Executive stating that this Agreement shall expire on a date specified in the Expiration Notice (the "Expiration Date") that is
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at least 12 months after the date the Expiration Notice is delivered to
Executive; provided, however, that if a Change in Control occurs before the Expiration Date specified in an Expiration Notice, then (a) such Expiration Notice shall automatically be cancelled and of no further effect and (b) the Company shall not give Executive any additional Expiration Notice prior to the date which is 24 months after the Effective Date.

     "Annual Base Salary" -- see Section 2(b)(i).

     "Annual Bonus" -- see Section 2(b)(ii).

     "Board" means the board of directors of the Company.

     "Cause" -- see Section 3(b).

     "Change in Control" means the first to occur of any of the following events:

          (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (1) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) Any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) of this definition; or

          (ii) A change in the composition of the Board such that the individuals who, as of [date of adoption], constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition any individual who becomes a member of the Board subsequent to [date of adoption], whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

          (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity ("Corporate Transaction"); excluding, however, such a Corporate Transaction following which (A) all or substantially

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     all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions, as their ownership immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Company Securities, as the case may be, (B) no Person (other than the Company, or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction , and
     (C) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the Board action providing for such Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the occurrence of any of the foregoing events, no Change in Control shall occur with respect to Executive if Executive is, by written agreement executed prior to the earlier of (x) the Change in Control or (y) Board approval of the Change in Control, a participant on Executive's own behalf in a transaction in which the persons (or their affiliates) with whom Executive has the written agreement cause the Change in Control to occur and, pursuant to the written agreement, Executive has an equity interest (or a right to acquire such equity interest) in the resulting entity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Date of Termination" means the effective date of any termination of Executive's employment for any or no reason, whether by the Company or by Executive, as specified in the Notice of Termination; provided, however, that if Executive's employment is terminated by reason of Executive's death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     "Disability" -- see Section 3(a).

     "Disability Effective Date" -- see Section 3(a).

     "Effective Date" means the first date during the Agreement Term on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if Executive's employment is terminated, provided Executive can reasonably demonstrate that such

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termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with an anticipation of a Change in Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

     "Employment Period" means the period commencing on the Effective Date and ending on the second anniversary of such date.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Good Reason" -- see Section 3(c).

     "Gross-Up Payment" -- see Section 5(a).

     "including" means including without limitation.

     "Non-Employee Director" means a director of the Company who is not an employee of (i) the Company, (ii) any Affiliated Company or (iii) any Person who beneficially owns more than 30% of the Common Stock then outstanding.

     "Policies" means policies, practices and programs.

     "Prorated Annual Bonus" means (i) the product of the amount of the Annual Bonus to which Executive would have been entitled (based on target-level performance) if he had been employed by the Company on the last day of the Company's fiscal year that includes the Date of Termination and if performances were achieved at the target level for such fiscal year, multiplied by (ii) a fraction of which (x) the numerator is the number of days that have elapsed in such fiscal year through the Date of Termination and (y) the denominator is 365.

     "Taxes" means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

     2. Terms of Employment. The Company hereby agrees to continue Executive in its employ during the Employment Period on the following terms and conditions:

     (a)  Position and Duties.

          (i) During the Employment Period, (A) Executive's position (including status, offices and titles), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held or exercised by or assigned to Executive at any time during the 90-day period immediately preceding the Effective Date and (B) Executive's services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

          (ii) During the Employment Period, and excluding any periods of vacation, sick leave and disability to which Executive is entitled, Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, use Executive's reasonable

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     best efforts to perform faithfully and efficiently such responsibilities.
     During the Employment Period, Executive may (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities are consistent with the policies of the Company at the Effective Date and do not significantly interfere with the performance of Executive's responsibilities (as set forth in this Agreement) as an employee of the Company. To the extent that any such activities have been conducted by Executive prior to the Effective Date and were consistent with the policies of the Company at the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities to the Company.

     (b)  Compensation.

          (i) Base Salary. During the Employment Period, Executive shall receive an annual base salary in cash ("Annual Base Salary"), which shall be paid in a manner consistent with the Company's payroll practices immediately preceding the Effective Date at a rate at least equal to 12 times the highest monthly base salary (unreduced by any salary reductions or deferrals pursuant to a plan maintained under Section 401(k) of the Code or any similar plan) paid or payable to Executive by the Company in the 12-month period immediately preceding the Effective Date. During the Employment Period, the Company shall review the Annual Base Salary at least annually and shall increase Annual Base Salary at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to peer executives of the Company. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary" shall refer to Annual Base Salary as so increased.

          (ii) Annual Bonus. In addition to Annual Base Salary, Executive shall be awarded, for each fiscal year part or all of which is included in the Employment Period, an annual bonus (the "Annual Bonus") in cash which is at least equal to the greater of (A) the amount of annual bonus actually paid to Executive during the fiscal year immediately preceding the Effective Date or (B) the target bonus for the Executive for the fiscal year that includes the Effective Date (or, if not yet determined for the current fiscal year, for the immediately preceding fiscal year) previously determined by the Board or the compensation committee of the Board (in either case (A) or (B), any such annual bonus amount to be annualized for any fiscal year consisting of less than 12 full months or with respect to which Executive has been employed by the Company for less than 12 full months). The Company shall pay each such Annual Bonus in cash no later than 90 days after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus.

          (iii) Incentive, Savings and Other Plans. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, Executive shall be entitled to participate during the Employment Period in all incentive, stock option, savings and other plans and Policies applicable to peer executives of the Company, but in no event shall

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     such plans and Policies provide Executive with incentive or other benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such plans and Policies as in effect at any time during the 90-day period immediately preceding the Effective Date.

          (iv) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans and Policies provided by the Company and applicable to peer executives of the Company, but in no event shall such plans and Policies provide benefits which are less favorable, in the aggregate, than the most favorable of such plans and Policies in effect at any time during the 90-day period immediately preceding the Effective Date.

          (v) Expenses. During the Employment Period, Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable Policies of the Company in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

          (vi) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the most favorable plans and Policies of the Company in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

          (vii) Office; Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Executive by the Company at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as provided at any time thereafter with respect to peer executives of the Company.

          (viii) Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the most favorable plans and Policies of the Company as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

          (ix) Affiliated Companies. To the extent that, immediately prior to the Effective Date, Executive has been on the payroll of, and participated in the bonus, incentive or employee benefit plans of, an Affiliated Company, the references to the Company contained in Sections 2(b)(i) through 2(b)(viii) and elsewhere in this Agreement referring to benefits to which Executive may be entitled shall also refer to such Affiliated Company.

     3.  Termination of Employment.

     (a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. If the Company determines in good faith that

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the Disability of Executive has occurred during the Employment Period, it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate as of the 30th day after Executive's receipt of such notice (the "Disability Effective Date"); provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. "Disability" means the absence of Executive from Executive's duties with the Company on a full-time basis for a period of time equal to the Waiting Period as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive's legal representative. "Waiting Period" means the waiting period under a long-term disability plan of the Company that is applicable to Executive and satisfies the requirements of Section 2(b)(iv).

     (b) Cause. The Company may terminate Executive's employment for Cause during the Employment Period. "Cause" means the occurrence of any one or more of the following actions or failures to act as determined by the Board in its reasonable judgment and in good faith:

          (i) embezzlement, fraud or theft by Executive with respect to the property of the Company or a conviction of Executive for any felony involving moral turpitude or causing material harm, financial or otherwise, to the Company;

          (ii) habitual neglect, after notice from the Board, in the performance of Executive's significant duties (other than on account of incapacity due to physical or mental illness or Disability); or

          (iii) a demonstrably deliberate act or failure to act of Executive, including a violation of the rules or policies of the Company, which causes a material financial or other loss, damage or injury to the property, reputation or employees of the Company; provided, however, that, unless such act or failure to act was done by Executive in bad faith or without a reasonable belief that Executive's act or failure to act, as the case may be, was in the best interest of the Company or was required by applicable law, such act or failure to act shall not constitute Cause if, within 20 days after the Board or the Chief Executive Officer of the Company gives Executive written notice of such act or failure to act that specifically refers to this Section, Executive cures such act or failure to act to the fullest extent that it is curable;

provided, however, that:

          (A) "Cause" shall not mean (x) bad judgment or negligence other than habitual neglect of significant duties or (y) any act or omission in respect of which the Board could have properly determined that Executive met the applicable standard of conduct for the indemnification or reimbursement under the by-laws of the Company or applicable law, in each case as in effect at the time of such act or omission; and

          (B) a termination of Executive's employment shall not be deemed to be for Cause unless each of the following conditions is satisfied:

               (1) The Company provides Executive a written notice (a "Notice of Intent to Terminate") not less than 30 days prior to the Date of Termination setting

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          forth the Company's intention to consider terminating Executive's employment. Such Notice shall include a statement of the intended Date of Termination and a detailed description of the specific facts that the Company believes to constitute Cause.

               (2) Any act or omission of Executive alleged to constitute Cause shall have occurred not more than 12 months before the earliest date on which any member of the Board who is not a party to the act or omission knew or in the reasonable exercise of his or her duties as a director should have know of such act or omission.

               (3) Executive is offered an opportunity to respond to such Notice of Intent to Terminate by appearing in person, together with Executive's legal counsel, before the Board on a date specified in the Notice of Intent to Terminate, which date shall be at least 25 days after Executive's receipt of the Notice of Intent to Terminate and, in any event, at least five days prior to the Date of Termination proposed in such Notice.

               (4) By a vote of the Board that includes the affirmative vote of at least 75% of the Non-Employee Directors, the Board determines that the actions of Executive specified in the Notice of Intent to Terminate constitute Cause and that Executive's employment should accordingly be terminated for Cause.

               (5) The Company provides Executive with a copy of the Board's written determination pursuant to clause (4) setting forth in detail
          (a) the specific basis for such termination for Cause and (b) the Date of Termination (which date shall be not more than 15 days after the giving of such notice).

By determination of the Board, the Company may suspend Executive from Executive's duties for a period of up to 30 days with full pay and benefits thereunder during the period of time in which the Board is determining whether to terminate Executive for Cause. Any purported termination for Cause by the Company that does not satisfy each substantive and procedural requirement of this Section 3(b) shall be treated for all purposes under this Agreement as a termination by the Company without Cause.

     (c) Good Reason. Executive may terminate Executive's employment at any time during the Employment Period for Good Reason. "Good Reason" means any one or more of the following:

          (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 2(a), or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

          (ii) any failure by the Company to comply with any of the provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in

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     bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

          (iii) any requirement that Executive be based at any office or location other than the location specified in Section 2(a)(i)(B);

          (iv) any purported termination by the Company of Executive's employment otherwise than as expressly permitted by this Agreement (it being understood that any such purported termination shall not be effective for any other purpose of this Agreement); or

          (v)   any failure by the Company to comply with Section 11(c).

     Anything in this Agreement to the contrary notwithstanding, any termination by Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

     Any good faith determination of Good Reason made by Executive shall be conclusive.

     (d) Notice of Termination. Any termination of Executive's employment by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. "Notice of Termination" means a written notice which
(i) indicates the specific termination provision in this Agreement relied upon,
(ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specifies the Date of Termination (which date shall be not more than 15 days after the giving of such notice). The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights thereunder.

     4.   Obligations of the Company upon Termination.

     (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, Executive's employment shall be terminated by the Company (other than for Cause, or by reason of death or Disability), or by Executive for Good Reason, then the Company shall have all of the following obligations:

          (i) The Company shall pay to Executive the following amounts in a lump sum in cash within 10 days after the Date of Termination:

               (A) an amount equal to the sum of the Accrued Base Salary, the Accrued Annual Bonus, any compensation previously deferred by Executive under any non-qualified deferred compensation plan or arrangement (together with any accrued interest or earnings thereon) and accrued but unpaid vacation pay (collectively, the "Accrued Obligations"),

               (B)  the Prorated Annual Bonus, and

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               (C)  the product of [two] [three] times the sum of (x) the Annual
          Base Salary and (y) the Annual Bonus.

          (ii) Any stock options or similar equity incentive rights previously granted to Executive that are not then fully vested and exercisable pursuant to their terms shall become fully vested and immediately exercisable on the Date of Termination and, together with any stock options or similar equity incentive rights that vested on the Effective Date (to the extent such options or rights have not expired pursuant to their terms and are unexercised), remain exercisable until the earlier of (x) expiration in accordance with their scheduled terms (without regard to any termination as a result of termination of employment for any reason) or (y) the first anniversary of the Date of Termination. As to any other types of equity-based incentive awards previously granted to Executive under any equity-based incentive compensation plan or arrangement of the Company, any restrictions on exercise, payment or transfer shall immediately lapse, and (unless waived or deferred by Executive) Executive shall be paid any cash or property underlying such award, within 10 days after the Date of Termination, in all respect as though any vesting requirements or any corporate or individual performance goals associated with such awards had been met as of the Date of Termination.

          (iii)  (A)   During the period commencing on the Date of Termination
          and continuing thereafter for two years, or such longer period as provided in any plan or Policy in which Executive is a participant as of the Date of Termination (such eligibility to be determined based on the terms of such plan or Policy as in effect on the Effective Date or, if more favorable to Executive, the terms of such plan or Policy as in effect on the Date of Termination), the Company shall continue to provide, at no cost to Executive, medical, dental and similar health care benefits (or, if such benefits are not available, the after-tax economic value thereof determined pursuant to paragraph (C) of this Section 4(a)(iii) to Executive and Executive's family.

                 (B) The terms of such benefits shall be at least as favorable to Executive as the terms of the most favorable plans or Policies of the Company applicable to peer executives at Executive's Date of Termination, but in no event less favorable to Executive than the most favorable plans or Policies of the Company applicable to peer executives during the 90-day period immediately preceding the Effective Date.

                 (C) The after-tax economic value of any benefit to be provided pursuant to paragraph (A) above shall be deemed to be the present value of the premiums expected to be paid for all such benefits that are to be provided on an insured basis. The after-tax economic value of all other benefits shall be deemed to be the present value of the expected net cost to the Company of providing such benefits.

          (iv) The Company shall cause Executive to receive, at the Company's expense, standard outplacement services from a nationally-recognized firm selected by Executive; provided that the cost to the Company of such services

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     shall not exceed 15% of the sum of (x) Annual Base Salary and (y) the
     Annual Bonus in effect on the Date of Termination.

     (b) Cause; Other than for Good Reason. If, during the Employment Period, Executive's employment is terminated (i) by the Company for Cause or (ii) by Executive other than for Good Reason, the Company shall pay to Executive in a lump sum in cash within 10 days after the Date of Termination any unpaid salary earned, and any unpaid accrued vacation pay, as of the Date of Termination.

     (c) Death or Disability. If, during the Employment Period, Executive's employment is terminated by reason of Executive's death or Disability, the Company shall pay an amount equal to all Accrued Obligations to Executive or Executive's estate or beneficiary, as applicable, in cash a lump sum within 10 days after the Date of Termination.

     5.  Certain Additional Payments by the Company.

     (a) Gross-Up. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Determination of Gross-Up. Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 5, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

     (c) Amount Increased or Contested. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

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

Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) Refund. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6.   Non-Exclusivity of Rights.  If Executive receives payments pursuant to
Section 4(a), Executive hereby waives the right to receive severance payments under any other plan, policy or agreement of the Company. Except as provided in the previous sentence, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans or Policies provided by the Company or any of its Affiliated Companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other agreements with the Company or any of its Affiliated Companies.

     7. Conflicts. In the event of a conflict between the provisions of this Agreement and the terms of any equity-based incentive plan (a "Plan") or any written agreement between the Company and Executive evidencing any equity-based incentive awards (an "Award Agreement") under such Plan with respect to a payment or benefit to be made or provided to Executive under this Agreement, whichever of the provisions of this Agreement or such Plan or Award Agreement that are most favorable to Executive will control. In addition, for purposes of any such Award Agreement, (a) following a Change in Control, "Cause" shall have the meaning set forth in this Agreement and (b) "Permanent Disability" shall have the meaning ascribed to "Disability" in this Agreement.

     8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others.

     9. No Duty to Mitigate. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as result of employment by another employer or by any retirement benefits which may be paid or payable to Executive; provided, however, that any continued welfare benefits provided for pursuant to Section 4(a)(iii) shall not duplicate any benefits that are provided to Executive and Executive's family by such other employer and shall be secondary to any coverage provided by such other employer.

     10.  Enforcement.

     (a) Reimbursement of Expenses. If Executive incurs legal, accounting, expert witness or other fees and expenses in an effort to establish entitlement to compensation and benefits under this Agreement (or otherwise in connection with a dispute under this Agreement), the Company shall, regardless of the outcome of such effort, pay or reimburse Executive for such fees and expenses, together with an additional amount such that, after providing for the Taxes payable by Executive in respect of such additional amount, there remains a balance sufficient to pay the Taxes payable by Executive in respect of such payment or reimbursement of fees and expenses by the Company. The Company shall reimburse Executive for such fees and expenses on a monthly basis within 10 days after its receipt of Executive's request for reimbursement accompanied by reasonable evidence that the fees and expenses were incurred.

     (b) Refund. If Executive does not prevail (after exhaustion of all available judicial remedies), and the Company establishes before a court of competent jurisdiction that Executive had no reasonable basis for bringing an action hereunder and acted in bad faith in doing so, no further reimbursement for legal fees and expenses shall be due to Executive and Executive shall refund any amounts previously reimbursed hereunder with respect to such action.

     (c) Interest. If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to 200 basis points over the prime commercial lending rate published from time to time in The Wall Street Journal (Midwest Edition); provided, however, that the interest rate determined in accordance with this Section shall in no event exceed the highest legally-permissible interest rate.

     11.  Successors.

     (a) Successors to Executive. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

     (b) Successors to Company. The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor which has satisfied the provisions of Section 11(c). This Agreement shall inure to the benefit of the Company and such permitted assigns.

     (c) Obligations of Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. All references to the Company shall also refer to any such successor, and the Company and such successor shall be jointly and severally liable for all obligations of the Company under this Agreement.

     12.  Miscellaneous.

     (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to such State's principles of conflict of laws.

     (b) Notices. All notices hereunder shall be in writing and shall be given by hand delivery, nationally-recognized courier service that provides overnight delivery, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive, at Executive's most recent home address on file with the Company.

          If to the Company, to: PathoGenesis Corporation

                                        Attention: General Counsel
                                        5215 Old Orchard Road, Suite 900
                                        Skokie, Illinois 60077

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice shall be effective when actually received by the addressee.

     (c) Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

     (d) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e) Amendments; Waiver. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not result in a waiver of any other term, covenant or condition, and any waiver of any default shall not result in a waiver of any later default.

     (f) Entire Agreement. This Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof, and shall supersede all prior agreements, promises and representations of the parties regarding employment or severance, whether in writing or otherwise.

     (g) No Right to Employment. Except as may be provided under any other agreement between Executive and the Company, the employment of Executive by the Company is at will, and, prior to the Effective Date, may be terminated by either Executive or the Company at any time. Except as specifically provided under this Agreement, upon a termination of Executive's employment prior to the Effective Date, there shall be no further rights under this Agreement.

     (h) Sections. Except where otherwise indicated by the context, any reference to a "Section" shall be to a section of this Agreement.

     (i) Survival of Executive's Rights. All of Executive's rights hereunder shall survive the termination of Executive's employment.

     (j) Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

     (k) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

                                             PATHOGENESIS CORPORATION

                                             By    /s/ Wilbur H. Gantz
                                               -------------------------------
                                                   Wilbur H. Gantz
                                                   Chairman and CEO


                                              ________________________________
                                                     [Name of Executive]

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